                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Contact:
     Wayne McDonald
     Chairman
     Golf Training Systems, Inc.
     (770)623-6400


                GOLF TRAINING SYSTEMS FILE FOR CHAPTER 11 RELIEF


GOLF TRAINING SYSTEMS, INC. ATLANTA, GA (GTS) September 11, 1998. (Nasdaq:
GTSX) announced today that it has filed for bankruptcy and intends to reorganize under chapter 11 of the Bankruptcy Code.

In early July, GTS announced that it was in default on a $1 million Senior Secured Note which matured on June 30, 1998. Since that time it has been in continuing negotiations with its Senior Secured Lender, Meadowcroft Golf Associates, Inc., of Westport, CT, the assignee of Mr. John H. Laeri, Jr., under the loan agreement between GTS and Mr. Laeri dated December 31, 1997. The loan is secured by substantially all of the Company's operating assets.

Early this week, while the Laeri discussions were continuing, GTS received notice from Mr. David Leadbetter that it is also in default under the terms of a five year contract that terminates on December 31, 2002 which obligates GTS to pay Mr. Leadbetter about $144,000 a year in minimum guaranteed royalties in return for giving GTS exclusive worldwide distribution rights to golf training aids endorsed by Mr. Leadbetter. Mr. Leadbetter states he is owed $48,000.

According to Wayne McDonald, Chairman of GTS "By filing for bankruptcy, we hope to get the time we need to restructure our financial affairs and reorganize our business We appreciate the role our Secured Creditor has played and the relationship we have enjoyed with Mr. Leadbetter since 1991. We will continue to work closely with both Mr. Laeri and Mr. Leadbetter, as well as our suppliers and other parties-in-interest, to try to get a plan of reorganization confirmed as soon as possible."

GTS has been a leader in the development and marketing of golf improvement, learning and performance enhancement products. Its primary product has been sold under the "Leadbetter Collection" brand. These products have been offered primarily in the United States.

Forward-looking statements in the news release are made pursuant to the "safe harbor" provisions of the federal securities laws. Investors are cautioned that actual results may differ substantially from such forward-looking statements involve risks and uncertainties including, but not limited to, seasonality of sales, level of customer demand, competitive pressure and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.